Exhibit 10.1

                           $500,000 CONVERTIBLE NOTE
MDDD                                                     Interest free if paid
                                                         in full within 3 months

FOR VALUE RECEIVED, MAKISM 3D CORP., a Nevada corporation (the "Issuer" of this Security) with at least 60,000,000 common shares issued and outstanding, issues this Security and promises to pay to JMJ Financial, a Nevada sole proprietorship, or its Assignees (the "Investor") the Principal Sum along with the Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Investor (the "Effective Date").

The Principal Sum is $500,000 (five hundred thousand) plus accrued and unpaid interest and any other fees. The Consideration is $450,000 (four hundred fifty thousand) payable by wire (there exists a $50,000 original issue discount (the "OID")). The Investor shall pay $75,000 of Consideration upon closing of this Note. The Investor may pay additional Consideration to the Issuer in such amounts and at such dates as the Investor may choose in its sole discretion. THE PRINCIPAL SUM DUE TO THE INVESTOR SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY INVESTOR (PLUS AN APPROXIMATE 10% ORIGINAL ISSUE DISCOUNT THAT IS PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY THE INVESTOR AS WELL AS ANY OTHER INTEREST OR FEES) SUCH THAT THE ISSUER IS ONLY REQUIRED TO REPAY THE AMOUNT FUNDED AND THE ISSUER IS NOT REQUIRED TO REPAY ANY UNFUNDED PORTION OF THIS NOTE. The Maturity Date is two years from the Effective Date of each payment (the "Maturity Date") and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable. The Conversion Price is the lesser of $0.07 or 60% of the lowest trade price in the 25 trading days previous to the conversion (In the case that conversion shares are not deliverable by DWAC an additional 10% discount will apply; and if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit an additional 5% discount shall apply; in the case of both an additional cumulative 15% discount shall apply). Unless otherwise agreed in writing by both parties, at no time will the Investor convert any amount of the Note into common stock that would result in the Investor owning more than 4.99% of the common stock outstanding.

1. ZERO PERCENT INTEREST for the First Three Months. The Issuer may repay this Note at any time on or before 90 days from the Effective Date, after which the Issuer may not make further payments on this Note prior to the Maturity Date without written approval from the Investor. IF THE ISSUER REPAYS A PAYMENT OF CONSIDERATION ON OR BEFORE 90 DAYS FROM THE EFFECTIVE DATE OF THAT PAYMENT, THE INTEREST RATE ON THAT PAYMENT OF CONSIDERATION SHALL BE ZERO PERCENT (0%). If the Issuer does not repay a payment of Consideration on or before 90 days from its Effective Date, a one-time Interest charge of 12% shall be applied to the Principal Sum. Any interest payable is in addition to the OID, and that OID (or prorated OID, if applicable) remains payable regardless of time and manner of payment by the Issuer.

2. Conversion. The Investor has the right, at any time after the Effective Date, at its election, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest (and any other fees) into shares of fully paid and non-assessable shares of common stock of the Issuer as per this conversion formula: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price. Conversions may be delivered to the Issuer by method of the Investor's choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Investor. If no objection is delivered from the Issuer to the Investor regarding any variable or calculation of the conversion notice within 24 hours of delivery of the conversion notice, the Issuer shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Issuer shall deliver the shares from any conversion to the Investor (in any name directed by the Investor) within 3 (three) business days of conversion notice delivery.

3. Conversion Delays. If the Issuer fails to deliver shares in accordance with the timeframe stated in Section 2, the Investor, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Issuer (under the Investor's and the Issuer's expectations that any returned conversion amounts will tack back to the original date of the Note). In addition, for each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the Principal Sum of the Note (under the Investor's and the Issuer's expectations that any penalty amounts will tack back to the original date of the Note).

4. Reservation of Shares. At all times during which this Note is convertible, the Issuer will reserve from its authorized and unissued Common Stock to provide for the issuance of Common Stock upon the full conversion of this Note. The Issuer will at all times reserve at least 22,000,000 shares of Common Stock for conversion.

5. Piggyback Registration Rights. The Issuer shall include on the next registration statement the Issuer files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than $25,000, being immediately due and payable to the Investor at its election in the form of cash payment or addition to the balance of this Note.

6. Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Issuer or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Investor in this Note, then the Issuer shall notify the Investor of such additional or more favorable term and such term, at the Investor's option, shall become a part of the transaction documents with the Investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

7. Default. The following are events of default under this Note: (i) the Issuer shall fail to pay any principal under the Note when due and payable (or payable by conversion) thereunder; or (ii) the Issuer shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Issuer or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Issuer shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Issuer shall make a general assignment for the benefit of creditors; or (vi) the Issuer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Issuer; or (viii) the Issuer shall lose its status as "DTC Eligible" or the Issuer's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (ix) the Issuer shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC; or (x) the Issuer shall fail to meet all requirements to satisfy the availability of Rule 144 to the Investor or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website.

8. Remedies. In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Investor's election, immediately due and payable in cash at the Mandatory Default Amount. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Investor need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Investor at any time prior to payment hereunder and the Investor shall have all rights as a holder of the note until such time, if any, as the Investor receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Investor's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

9. No Shorting. The Investor agrees that so long as this Note from the Issuer to the Investor remains outstanding, the Investor will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Issuer. The Issuer acknowledges and agrees that upon delivery of a conversion notice by the Investor, the Investor immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

10. Assignability. The Issuer may not assign this Note. This Note will be binding upon the Issuer and its successors and will inure to the benefit of the Investor and its successors and assigns and may be assigned by the Investor to anyone without the Issuer's approval.

11. Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

12. Delivery of Process by the Investor to the Issuer. In the event of any action or proceeding by the Investor against the Issuer, and only by the Investor against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by the Investor via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known attorney as set forth in its most recent SEC filing.

13. Attorney Fees. If any attorney is employed by either party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, the Investor has the right to have any such opinion provided by its counsel. Investor also has the right to have any such opinion provided by Issuer's counsel.

15. Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

Issuer:                                       Investor:


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Luke Ruffell                                  JMJ Financial
Makism 3D Corp.                               Its Principal
Chief Executive Officer



Date:                                         Date:
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                   [Signature Page to $500,000Promissory Note]